Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Helix BioMedix, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-136192) on Form S-8 of Helix BioMedix Inc. of our report dated March 26, 2009, with respect to the balance sheets of Helix BioMedix, Inc. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Helix BioMedix, Inc.

Our report refers to Helix BioMedix, Inc.’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Income Tax Uncertainties, effective January 1, 2007.

/s/ KPMG LLP

Seattle, Washington

March 26, 2009